INVESTMENT BANKING AGREEMENT

This Agreement is made on the 1 day of June 1997, by and between Monterey Ventures, Inc. (hereafter refereed to as MVI) whose offices are located at 380 Foam Street, Suite 210, Monterey, California 93840 and Home Web, Inc. (hereafter referred to as Home Web ) whose offices are located at 380 Foam Street, Suite 210, Monterey, California 93940.

MVI's management and staff have a background in investment banking, corporate finance, sales and marketing and is willing to provide services to HOME WEB based on this background. HOME VYIEB desires to have services provided by MVI.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on the date of this agreement MVI will provide the following services, (collectively the "Services"):

* Assist in the formation of the proposed corporation, including assistance in all state and federal filings as well as all state and federal filings that might be necessary for the proposed Private Placement Offering.

* Assist in the formulation and production of a business plan which shall include the development of proforma statements, break even analysis, spreadsheets, graphs, charts and cost projections.

* Produce an investor presentation package to include tools that range from presentation folders to the most sophisticated audiovisual and interactive computer technologies.

* Prepare a Private Placement Offering Memorandum (in accordance with federal exemption from registration in reliance upon the exemption from registration provided by Section 4(2) of "The Act" and Regulation D promulgated pursuant to Section 3(b) of "The Act") allowing the company to raise millions of dollars in additional capital (as outlined in Schedule
     A).

* Act in the capacity as HOME WEB's "Investment Banker" and assisting in the placement of the companies securities to raise the money needed for HOME WEB to follow through with their business plan. This figure will be no less than one hundred twenty thousand dollars ($120,000.00).

*    Give  professional   advice  and  assistance  in  the  areas  of  corporate
     structure, corporate finance, management structure, time line projections, future funding and marketing.



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2. PERFORMANCE OF SERVICES. The manner in which the services are to be performed and the specific hours to be worked by MVI shall be determined by MVI. HOME WEB will rely on MVI to work as many hours as reasonably necessary to fulfill MVI's obligations under this Agreement.

3. PAYMENT. HOME WEB will pay a fee to MVI in the amount of 750,000 share options exercisable at $.01 per share for the services provided by MVI. This option will remain good until December 31, 1999. HOME WEB will also pay a fee to MVI in the sum of $10,000.00 for consulting, secretarial, rent, etc.

4. EXPENSES. MVI shall be entitled to reimbursement from HOME WEB for all reasonable "out-of-pocket" expenses including, but not limited to: travel, meals, postage, copying and phone.

5.   TERM/TERMINATION.   This  Agreement  shall  automatically   terminate  upon
consultants completion of the services required by this Agreement.

6. RELATIONSHIP OF PARTIES. It is understood by both parties that MVI is an independent contractor with respect to HOME WEB and not an employee of HOME WEB. HOME WEB will not provide fringe benefits for the benefit of MVI. This includes health insurance benefits, paid vacation or any other employee benefit.

7. CONFIDENTIALITY. MVI recognizes that has and will have the following information and or trade secrets including, but not limited to: inventions, apparatus, future plans, business affairs, process information, customer lists, product design information and other proprietary information (collectively, "Information") which are valuable, special and unique assets of. MVI agrees that MVI will not at any time or in any manner, either directly or indirectly, use any information for MVIs own benefit or will MVI divulge, disclose or communicate in any manner, any information to any third party without the prior written consent of HOME WEB. MVI will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

8. RETURN OF RECORDS. Upon termination of this Agreement, MVI shall return all records, notes, data, memorandum, models and equipment of any nature that are in MVI's possession or under MVI's control that are property or relate to's business.

9. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, and addressed as follows:



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Monterey Ventures,  Inc. Home Web, Inc. 380 Foam Street,  Suite 210 Foam Street,
Suite 210 Monterey, CA 93940 Monterey, CA 93940


Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

10. ENTIRE AGREEMENT. This Agreement contains the entire agreement of both parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements made between the parties.

11. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

12. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

13. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

HOME WEB, INC.

By: /s/ Dennis Davis
--------------------
Dennis Davis, President

MONTEREY VENTURES, INC.

By: /s/ Robert A. Strahl
------------------------
Robert A. Strahl, President



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